FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE REPORTS SECOND QUARTER RESULTS
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Total Revenue Increases 10.5% to $2.9 Billion

Total Same-Store Retail Revenue Increases 9.8%

EPS from Continuing Operations Increases 27% to $0.43

Repurchased $87.3 Million in Convertible Debt
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BLOOMFIELD HILLS, MI, July 21, 2011 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today reported 2011 second quarter income from continuing operations attributable to common shareholders of $39.9 million, or $0.43 per share, which compares to income from continuing operations of $31.0 million, or $0.34 per share for the second quarter last year.

Total revenue increased by $273.8 million, or 10.5%, to $2.9 billion on a 6.3% increase in total retail unit sales. The revenue increase was highlighted by higher average transaction prices on both new and used vehicles during the quarter, including a 13.8% increase in same-store retail revenue from the Company’s premium/luxury brands. The parts and service business remained resilient, increasing 7.5% in the quarter; 6.0% on a same-store basis.

Highlights of the Second Quarter

•	Total retail unit sales increased 6.3% to 70,873

•	+7.4% in the United States; +3.7% Internationally

•	New unit retail sales (1.1%); Used unit retail sales +16.1%

•	Same-store retail revenue increased 9.8%

•	New +6.2%; Used +17.6%; Finance & Insurance +10.8%; Service and Parts +6.0%

•	+7.5% in the United States; +13.6% Internationally

•	Average Gross Profit Per Unit

•	New $3,196/unit, +12.4%; Gross Margin 8.5%

•	Used $2,194/unit, +6.0%; Gross Margin 8.2%

“Although we faced a challenging inventory situation as a result of the Japan earthquake, our business model continued to prove its resiliency and delivered another solid quarter,” said Penske Automotive Group Chairman Roger Penske. “We offset the 1.1% decline in new retail unit sales with a 16.1% increase in used retail vehicle sales and higher gross profit per new and used retail unit sold. Additionally, the Company’s premium luxury brand mix in the U.K. continued to perform well, as same-store retail sales of new units outperformed overall U.K market registrations, which declined by 5.2% in the second quarter according to industry data.”

Commenting on the impact of the earthquake and tsunami that struck Japan, Penske said, “Our OEM partners have made substantial progress in their ability to increase production earlier than originally anticipated. We continue to expect supply challenges of certain brands during the third quarter; however, we expect the situation to continue improving and remain confident in our ability to manage through any continued supply disruption.”

Total revenue for the six months ended June 30, 2011 increased 12.8% to $5.7 billion. Income from continuing operations attributable to common shareholders increased 41.7%, to $78.0 million or $0.84 per share, which compares to income from continuing operations of $55.0 million, or $0.60 per share for the six months ended June 30, 2010.

Acquisition Activity
As previously announced, the Company recently completed the acquisition of Crevier BMW-MINI, in Santa Ana, California, and Mercedes-Benz of Greenwich in Connecticut. In total, the Company has acquired seven franchises in 2011, which are expected to generate approximately $525 million of annual revenue. These transactions were financed using working capital and availability under the Company’s U.S. revolving credit facility.

Securities Repurchase Activity

During the second quarter of 2011, the Company acquired 618,209 shares of its common stock at an average price of $20.06 per share. Also during the quarter, holders of the Company’s 3.5% Senior Subordinated Convertible Notes Due 2026 (the “Notes”) tendered $87.3 million of the $150.6 million outstanding principal amount of the Notes to the Company. The Company completed the purchase of the Notes using its revolving credit facility and available cash on hand. The remaining $63.3 million of the Notes may be redeemed by the Company at any time by paying par value and any applicable conversion premium.

The Company currently has authorization to repurchase up to $138.6 million of its outstanding common stock, debt or convertible debt. Securities may be acquired from time to time either through open market purchases, negotiated transactions or other means.

Conference Call

Penske Automotive will host a conference call discussing financial results relating to the second quarter of 2011 on July 21, 2011, at 2:00 p.m. Eastern Daylight Time. To listen to the conference call, participants must dial (800) 230-1096 [International, please dial (612) 332-0107]. The call will also be simultaneously broadcast over the Internet through the Investors Relations section of the Penske Automotive Group website at www.penskeautomotive.com.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 327 retail automotive franchises, representing 42 different brands and 26 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 172 franchises in 17 states and Puerto Rico and 155 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 15,000 employees.

Non-GAAP Financial Measures

This release contains certain non-GAAP financial measures as defined under SEC rules, such as earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Company has reconciled this measure to the most directly comparable GAAP measure in the release. The Company believes that this widely accepted measure of operating profitability improves the transparency of the Company’s disclosures. This non-GAAP financial measure is not a substitute for GAAP financial results, and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future sales potential. Actual results may vary materially because of risks and uncertainties as well as external factors such as consumer credit conditions; adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to the earthquake and tsunami that struck Japan in March 2011; macro-economic factors; interest rate fluctuations; changes in consumer spending; and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2010, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

Find a vehicle: http://www.penskecars.com
Engage Penske Automotive: http://www.penskesocial.com
Like Penske Automotive on Facebook: https://facebook.com/PenskeCars
Follow Penske Automotive on Twitter: https://twitter.com/#!/Penskecarscorp
Visit Penske Automotive on YouTube: http://www.youtube.com/penskecars

Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	June 30,
	2011	2010
Revenues:
New Vehicle	$1,422,267	$1,314,904
Used Vehicle	879,907	736,336
Finance and Insurance, Net	69,202	61,666
Service and Parts	348,018	323,824
Fleet and Wholesale Vehicle	169,026	177,872

Total Revenues	2,888,420	2,614,602

Cost of Sales:
New Vehicle	1,301,352	1,206,216
Used Vehicle	807,425	677,382
Service and Parts	149,040	138,558
Fleet and Wholesale Vehicle	166,963	175,640

Total Cost of Sales	2,424,780	2,197,796

Gross Profit	463,640	416,806
SG&A Expenses	380,350	339,676
Depreciation	12,093	11,516

Operating Income	71,197	65,614
Floor Plan Interest Expense	(7,113)	(7,983)
Other Interest Expense	(10,575)	(12,542)
Debt Discount Amortization	—	(2,428)
Equity in Earnings of Affiliates	7,882	4,784
Gain on Debt Repurchase	—	422

Income from Continuing Operations Before Income Taxes	61,391	47,867
Income Taxes	(20,996)	(16,628)

Income from Continuing Operations	40,395	31,239
Loss from Discontinued Operations, Net of Tax	(336)	(1,555)

Net Income	40,059	29,684
Income Attributable to Non-Controlling Interests	(499)	(243)

Net Income Attributable to Common Shareholders	$39,560	$29,441

Income from Continuing Operations Per Share	$0.43	$0.34

Income Per Share	$0.43	$0.32

Weighted Average Shares Outstanding	92,570	92,206

Amounts Attributable to Common Shareholders:
Reported Income from Continuing Operations	$40,395	$31,239
Income Attributable to Non-Controlling Interests	(499)	(243)

Income from Continuing Operations, net of tax	39,896	30,996
Loss from Discontinued Operations, net of tax	(336)	(1,555)

Net Income	$39,560	$29,441

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Six Months Ended
	June 30,
	2011	2010
Revenues:
New Vehicle	$2,823,614	$2,516,795
Used Vehicle	1,692,501	1,421,466
Finance and Insurance, Net	135,676	119,550
Service and Parts	696,209	649,606
Fleet and Wholesale Vehicle	335,907	331,372

Total Revenues	5,683,907	5,038,789

Cost of Sales:
New Vehicle	2,591,388	2,308,806
Used Vehicle	1,554,114	1,306,620
Service and Parts	299,014	281,113
Fleet and Wholesale Vehicle	330,674	325,392

Total Cost of Sales	4,775,190	4,221,931

Gross Profit	908,717	816,858
SG&A Expenses	738,462	666,039
Depreciation	24,031	23,374

Operating Income	146,224	127,445
Floor Plan Interest Expense	(14,131)	(16,125)
Other Interest Expense	(21,976)	(25,262)
Debt Discount Amortization	(1,718)	(5,343)
Equity in Earnings of Affiliates	7,904	4,355
Gain on Debt Repurchase	—	1,027

Income from Continuing Operations Before Income Taxes	116,303	86,097
Income Taxes	(37,784)	(30,878)

Income from Continuing Operations	78,519	55,219
Loss from Discontinued Operations, Net of Tax	(4,463)	(5,203)

Net Income	74,056	50,016
Income Attributable to Non-Controlling Interests	(569)	(221)

Net Income Attributable to Common Shareholders	$73,487	$79,795

Income from Continuing Operations Per Share	$0.84	$0.60

Income Per Share	$0.79	$0.54

Weighted Average Shares Outstanding	92,514	92,086

Amounts Attributable to Common Shareholders:
Reported Income from Continuing Operations	$78,519	$55,219
Income Attributable to Non-Controlling Interests	(569)	(221)

Income from Continuing Operations, net of tax	77,950	54,998
Loss from Discontinued Operations, net of tax	(4,463)	(5,203)

Net Income	$73,487	$49,795

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts In Thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
Assets
Cash and Cash Equivalents	$3,346	$17,868
Accounts Receivable, Net	365,794	383,675
Inventories	1,456,409	1,453,546
Other Current Assets	91,772	68,457
Assets Held for Sale	56,826	110,485

Total Current Assets	1,974,147	2,034,031
Property and Equipment, Net	776,386	720,834
Intangibles	1,032,914	1,011,889
Other Long-Term Assets	303,432	303,078

Total Assets	$4,086,879	$4,069,832

Liabilities and Equity
Floor Plan Notes Payable	$854,224	$922,295
Floor Plan Notes Payable – Non-Trade	562,906	492,595
Accounts Payable	215,923	253,424
Accrued Expenses	232,431	202,644
Current Portion Long-Term Debt	10,285	10,593
Liabilities Held for Sale	52,480	79,455

Total Current Liabilities	1,928,249	1,961,006
Long-Term Debt	706,522	769,285
Other Long-Term Liabilities	331,877	293,688

Total Liabilities	2,966,648	3,023,979
Equity	1,120,231	1,045,853

Total Liabilities and Equity	$4,086,879	$4,069,832

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Total Retail Units:
New Retail	37,830	38,238	76,703	73,307
Used Retail	33,043	28,466	63,954	54,569

Total Retail	70,873	66,704	140,657	127,876

Same-Store Retail Units:
New Same-Store Retail	37,231	38,238	73,543	72,200
Used Same-Store Retail	32,524	28,466	61,131	53,825

Total Same-Store Retail	69,755	66,704	134,674	126,025

Same-Store Retail Revenue:
New Vehicles	$1,396,807	$1,314,904	$2,701,047	$2,479,693
Used Vehicles	866,181	736,332	1,624,448	1,404,974
Finance and Insurance, Net	68,336	61,668	131,976	118,439
Service and Parts	343,327	323,821	670,260	642,733

Total Same-Store Retail	$2,674,651	$2,436,725	$5,127,731	$4,645,839

Same-Store Retail Revenue Growth:
New Vehicles	6.2%	19.5%	8.9%	22.1%
Used Vehicles	17.6%	10.3%	15.6%	10.4%
Finance and Insurance, Net	10.8%	13.4%	11.4%	16.4%
Service and Parts	6.0%	-2.2%	4.3%	-0.3%
Revenue Mix:
New Vehicles	49.2%	50.3%	49.7%	49.9%
Used Vehicles	30.5%	28.2%	29.8%	28.2%
Finance and Insurance, Net	2.4%	2.4%	2.4%	2.4%
Service and Parts	12.0%	12.4%	12.2%	12.9%
Fleet and Wholesale	5.9%	6.7%	5.9%	6.6%
Average Retail Selling Price:
New Vehicles	$37,596	$34,387	$36,812	$34,332
Used Vehicles	26,629	25,867	26,464	26,049
Operating items as a percentage of revenue:
New Vehicle Gross Profit	8.5%	8.3%	8.2%	8.3%
Used Vehicle Gross Profit	8.2%	8.0%	8.2%	8.1%
Service and Parts Gross Profit	57.2%	57.2%	57.1%	56.7%
Total Gross Profit	16.1%	15.9%	16.0%	16.2%
Selling, general and	13.2%	13.0%	13.0%	13.2%
administrative expenses
Operating income	2.5%	2.5%	2.6%	2.5%
Operating items as a percentage of total gross profit:
Selling, general and	82.0%	81.5%	81.3%	81.5%
administrative expenses
Operating income	15.4%	15.7%	16.1%	15.6%

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data (Continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Gross Profit per Retail Transaction:
New Vehicles	$3,196	$2,842	$3,028	$2,837
Used Vehicles	2,194	2,071	2,164	2,105
Finance and Insurance	976	924	965	935
Brand Mix:
BMW	24%	21%	23%	21%
Toyota / Lexus	15%	17%	15%	17%
Honda / Acura	13%	15%	13%	14%
Audi	12%	11%	12%	11%
Mercedes-Benz	9%	9%	9%	9%
Land Rover	4%	4%	5%	5%
General Motors / Chrysler / Ford	5%	5%	5%	5%
Porsche	5%	4%	5%	4%
Ferrari / Maserati	3%	3%	3%	3%
Nissan / Infiniti	2%	3%	2%	3%
Bentley / Aston Martin	2%	2%	2%	2%
Volkswagen	2%	2%	2%	2%
Other	4%	4%	4%	4%
Premium	68%	65%	68%	66%
Foreign	27%	30%	27%	29%
Domestic Big 3	5%	5%	5%	5%
Revenue Mix:
U.S.	62%	63%	61%	62%
International	38%	37%	39%	38%
EBITDA (Amounts in thousands)*	$84,059	$74,353	$164,028	$140,076
Rent Expense (Amounts in thousands)	$42,907	$40,117	$85,581	$80,095

• See the following Non-GAAP reconciliation tables

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data (Concluded)
(Unaudited)

Reconciliation of 2011 and 2010 net income to EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands)	2011	2010	2011	2010
Net income	$40,059	$29,684	$74,056	$50,016
Depreciation	12,093	11,516	24,031	23,374
Other interest expense	10,575	12,542	21,976	25,262
Debt discount amortization	—	2,428	1,718	5,343
Income taxes	20,996	16,628	37,784	30,878
Loss from discontinued	336	1,555	4,463	5,203
operations, net of tax

EBITDA	$84,059	$74,353	$164,028	$140,076

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